SETTLEMENT AGREEMENT


     This SETTLEMENT AGREEMENT (the "Agreement") is made as of September 17, 1997 (the "Effective Date") by and between COMSAT Corporation ("COMSAT"), a District of Columbia corporation, and Bruce L. Crockett, a resident of the Commonwealth of Virginia ("Crockett").

     WHEREAS, COMSAT and Crockett entered into a letter agreement dated July 19, 1996 (the "Separation Agreement") providing for (i) Crockett's resignation as President and Chief Executive Officer of COMSAT on that date and (ii) his continued employment with COMSAT until January 31, 1998, subject to the terms and conditions set forth in the Separation Agreement.

     WHEREAS, COMSAT (i) filed a lawsuit against Crockett and certain other individuals in the United States District Court for the Eastern District of Virginia on April 23, 1997 (the "Litigation") alleging, among other things, that Crockett breached the Separation Agreement, and (ii) terminated the Separation Agreement on April 29, 1997.

     WHEREAS, Crockett has denied and continues to deny each and every allegation made by COMSAT in the Litigation and maintains that COMSAT improperly terminated the Separation Agreement.

     WHEREAS, COMSAT dismissed the Litigation as to Crockett on June 10, 1997 without prejudice to file another lawsuit against Crockett involving the claims made in the Litigation.

     WHEREAS, COMSAT and Crockett have determined that their interests would best be served by (i) avoiding the substantial expense and disruption of further litigation involving the claims made in the Litigation, the termination of the Separation Agreement and any other matters relating to Crockett's employment with COMSAT or termination of employment with COMSAT,
(ii) providing for certain benefits to Crockett after the termination of the Separation Agreement and his employment with COMSAT and (iii) the benefit of other agreements, covenants, rights and benefits as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and representations set forth herein, and intending to be legally bound hereby, COMSAT and Crockett agree as follows:

     1. TERMINATION OF SEPARATION AGREEMENT AND EMPLOYMENT. The parties hereto agree that the Separation Agreement and Crockett's employment with COMSAT are terminated effective April 29, 1997 (the "Termination Date"). Except as provided below in this Agreement, as of the Termination Date (a) Crockett for all purposes shall be treated as a terminated COMSAT employee,
(b) the rights and obligations of each party under the Separation Agreement are terminated and (c) all benefits provided to -- Crockett under the Separation Agreement or by virtue of his employment with COMSAT are terminated.

     2.   SERP.

          (a) Crockett shall be entitled to begin receiving retirement benefits under the COMSAT Insurance and Retirement Plan for Executives (the "SERP" or "Plan") on April 1, 1999 (the "Retirement Date"). The retirement benefit shall be computed based on Crockett's termination of employment on the Termination Date and shall be reduced by (i) the early retirement factor in Section 5.2(b) of the Plan, and (ii) the termination of employment factor in Section 7.1 of the Plan. The computation of such retirement benefit is shown on Exhibit A, which is attached to and incorporated by reference into this Agreement. In accordance with Exhibit A, the annual SERP retirement benefit Crockett shall receive beginning on the Retirement Date shall be $226,223.65 plus an annual early retirement supplement of $17,592.00 payable until Crockett reaches age 66. The lump sum payments which Crockett elected to receive on January 1, 2000 and January 1, 2001 pursuant to Sections 9.3 and 9.4 of the Plan, respectively, shall be paid to him in accordance with his elections unless he revokes these elections prior to the specified payment dates. As a condition to receiving SERP retirement benefits beginning on the Retirement Date, Crockett agrees to elect early retirement under the COMSAT Retirement Plan on the same date.

          (b) If Crockett dies during the period from the Termination Date to the Retirement Date (the "Transition Period"), (i) his spouse shall receive the annual death benefit provided in Section 10.1(a) of the Plan, and (ii) his beneficiary designated under the Plan shall receive the lump sum death benefit provided in Section 10.1(b) of the Plan. If Crockett becomes disabled during the Transition Period, COMSAT shall recommend to the COMSAT Board of Directors (the "Board") that the Board approve the commencement of his SERP retirement benefits on the first day of the month after he becomes disabled. The Board shall have the sole discretion to approve the commencement of Crockett's retirement benefits prior to the Retirement Date if he becomes disabled during the Transition Period. For this purpose, Crockett shall be deemed "disabled" if he incurs a total disability as defined in COMSAT's Long-Term Disability Plan.

          (c)  COMSAT  hereby  agrees  to waive the  non-compete  clause in
Section 11.2 of the Plan which otherwise would apply during the two-year period following the Termination Date.

     3. STOCK OPTIONS. The COMSAT stock options listed on Exhibit B, which is attached to and incorporated by reference into this Agreement, (i) shall continue to vest after the Termination Date in accordance with their original terms as if Crockett's employment had not terminated on the Termination Date and shall vest on the dates indicated on Exhibit B, and
(ii) shall terminate on the dates such options would have expired if his employment had not terminated, which dates are indicated on Exhibit B.

     4. SPLIT DOLLAR INSURANCE. Crockett's rights under the COMSAT Split Dollar Plan for Executives after the Termination Date shall be governed by the terms and conditions of the Split Dollar Agreement between COMSAT and Crockett dated February 12, 1992 (the "Split Dollar Agreement"). Accordingly, Crockett shall have the option for sixty (60) days after the Effective Date to obtain the release of the assignment encumbering the life insurance policies covered by the Split Dollar Agreement by reimbursing COMSAT for the total amount of the premium payments made by COMSAT under the Split Dollar Agreement, less any indebtedness secured by the life insurance policies which was incurred by COMSAT and which remains outstanding as of the Termination Date, including any interest due on such indebtedness. If Crockett does not elect such option, he shall transfer his interest in the policies to COMSAT.

     5. MEDICAL AND DENTAL INSURANCE. After the Termination Date, COMSAT shall pay the costs of medical and dental insurance coverage for Crockett and his family under COBRA (currently $682.00 per month) during the COBRA continuation period of 18 months, up to a maximum of $8,500 per year, until Crockett becomes employed with another employer or becomes substantially engaged in self-employment ("Other Employment"). Within ten (10) business days of the Effective Date, COMSAT shall reimburse Crockett $4,092.00 for the costs of COBRA continuation coverage for May through October 1997 which

Crockett has already paid out-of-pocket. If Crockett has not become engaged in Other Employment by the end of the 18-month COBRA continuation period or should Crockett elect to obtain insurance outside of COBRA, COMSAT shall reimburse Crockett on a quarterly basis up to $2,125 (maximum of $8,500 per year) for medical and dental insurance coverage for Crockett and his family until such time that Crockett doe become engaged in Other Employment upon receipt of the insurance carrier's invoice for such coverage from Crockett, which shall be provided to COMSAT annually, or whenever Crockett changes carriers, and which shall be treated as strictly confidential by COMSAT and used solely for purposes of confirming Crockett's entitlement under this
Section 5. Crockett shall provide notice to COMSAT immediately upon becoming engaged in Other Employment. For purposes of this Section 5, any outside director positions held by Crockett shall not constitute Other Employment.

     6. EDUCATIONAL GRANT PROGRAM. The COMSAT Foundation shall donate the deferred gift amount payable under the COMSAT Educational Grant Program to Crockett's designated beneficiary, the University of Rochester, following the death of Crockett or his spouse, whichever occurs last.


     7. EXPENSES. COMSAT hereby agrees to reimburse Crockett for the reasonable, documented legal fees and costs incurred by him, and for which he is personally responsible, in connection with the Litigation in an aggregate amount not to exceed $75,000 within ten (10) business days of receipt of a detailed and itemized law firm invoice for the same from Crockett which shall be provided to COMSAT after the Effective Date.


     8.   RELEASE AND COVENANT NOT TO SUE.

          (a) In consideration of the other party's agreement to enter into this Agreement, each party to this Agreement, on behalf of such party and its affiliates, subsidiaries, predecessors, successors, assigns, shareholders, directors, officers, employees, administrators, heirs, executors, fiduciaries and agents, in their individual and representative capacities (as applicable in each party's case, such party's "Affiliates"), agrees to release, discharge and covenant not to sue the other party and its Affiliates with respect to all claims, charges, causes of action, liabilities, debts and demands, of any kind or nature, which such party had, has or may have against the other party and its Affiliates up to the Effective Date (collectively, the "Waived Claims"), including, without limitation, (i) any claims relating to the Litigation or the subject matter of the Litigation; (ii) any claims relating to breach or termination of the Separation Agreement; (iii) any claims relating to Crockett's employment with COMSAT; (iv) any claims relating to the termination of Crockett's employment, including but not limited to his agreement to terminate employment effective on the Termination Date under the terms of this Agreement; (v) any claims relating to the terms, conditions and benefits associated with such employment or termination from employment; (vi) any claims under any local, state or federal antidiscrimination law, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and the Employee Retirement Income Security Act of 1974, as amended;
(vii) any claims at common law, including, without limitation, claims for breach of an express or implied contract, defamation, libel, slander or wrongful discharge; or (viii) any other claims, statutory or otherwise.

          (b) Crockett agrees not to encourage, initiate or participate in or assist in any way in any individual or class action lawsuit or administrative, arbitral or other proceeding against COMSAT or its Affiliates with respect to any Waived Claims in any forum on behalf of himself or others, unless compelled to do so by legal process or court order. Crockett further agrees to waive any remedy or recovery in any action which may be brought on his behalf by any governmental agency or othe person with respect to any Waived Claims.

          (c) The release contained in this Section 8 shall not operate to waive any claim for benefits or any rights to which Crockett is entitled under this Agreement or the COMSAT Retirement Plan.

     9.   REPRESENTATIONS AND WARRANTIES.

          (a)  COMSAT hereby represents and warrants as follows:

               (i) COMSAT has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

               (ii) This Agreement has been duly and validly authorized, executed and delivered by COMSAT and constitutes a valid and binding agreement of COMSAT, enforceable in accordance with its terms.

          (b)  Crockett hereby represents and warrants as follows:

               (i) He has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement.

               (ii) This Agreement has been duly executed and delivered by him, constitutes his valid and binding obligation, and is enforceable against him in accordance with its terms.

     10. NON-DISPARAGEMENT. Each party agrees not to disparage, slander, defame, impugn or make any statement to third parties orally or in writing, or take, or omit to take, any other actions that shall damage or harm the other party or its reputation, including in the case of COMSAT any of its subsidiaries or affiliates or its or their respective officers and directors, PROVIDED that this Section 10 shall not apply to any testimony either party gives under oath in connection with any lawsuit, investigation or other proceeding. COMSAT agrees that it will not terminate this Agreement for breach of this Section 10 without the prior review and approval of the Chief Executive Officer of COMSAT and the Committee on Compensation and Management Development of the Board.

     11. WAIVER AND RELEASE ACKNOWLEDGMENT. Because of the nature of the terms of this Agreement, and the general release and covenant not to sue contained herein, by agreeing to this Agreement Crockett acknowledges that he has been advised, in writing, by COMSAT to consult with an attorney prior to executing this Agreement, that he has had an opportunity to do so and that he understands the nature, terms and effects of this Agreement, and the general release and covenant not to sue. He further acknowledges that COMSAT has not made any representations to him, or his agents or successors and assigns, concerning this Agreement, or the general release and covenant not to sue, other than those contained herein. In addition, he acknowledges that he has been informed that he has the right to consider and review this Agreement for a period of at least twenty-one (21) days, and that he has the right to revoke this Agreement for a period of seven
(7) days following its execution, and that this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

     12. CONFIDENTIALITY. This Agreement is strictly confidential. Each party hereto agrees that, until such time as this Agreement becomes public as a result of its required filing by COMSAT with the Securities and Exchange Commission as an exhibit to COMSAT's third quarter 1997 report on Form 10-Q, or except as agreed upon in writing by the other party, the party shall not communicate, publish or disclose, in any manner, the terms, nature or scope of this Agreement to any person except: (a) as may be required by law; (b) to the party's attorneys, accountants, financial advisors or tax consultants; (c) in the case of Crockett, to prospective employers, companies on whose board of directors Crockett serves or is seeking to serve, or members of his immediate family; or (d) in the case of COMSAT, as may be required in the ordinary course of its business. In the event that information described in this Agreement is disclosed as permitted herein before this Agreement becomes public as a result of its filing with COMSAT's third quarter 1997 Form 10-Q, the person(s) to whom such disclosure is made shall be advised of this non-disclosure covenant and be instructed that they are bound not to publish, disclose or otherwise disseminate such information to the same extent that the party making such disclosure is bound. Each party hereto agrees to limit any statements of any kind or responses to inquiries, whether written or oral, regarding the dispute between the parties and their future relationship to the following:
(x) the Litigation insofar as it relates or related to the dissident shareholders of COMSAT has been resolved; (y) the contract dispute between COMSAT and Crockett has been resolved; and (z) Crockett is free to pursue and accept any and all business and employment opportunities that are available or offered to him and is not subject to any continuing duty or obligation to COMSAT restricting his ability or right to seek or accept any such employment or business opportunities.

     13. NO ADMISSIONS. Each party hereto agrees and acknowledges that this Agreement, and the general release and covenant not to sue contained herein, shall not operate or be construed as an admission by the other party of any violation of any local, state or federal statute or regulation or of any duty at common law or otherwise owed to the first party, its successors or assigns.

     14. NO WAIVER. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered to be a waiver of that term or any other term of this Agreement and shall not deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     15. SUCCESSORS AND ASSIGNS. All the terms and provisions of this Agreement shall inure to the benefit of and shall be enforceable by the successors and assigns of the parties hereto.

     16. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the parties in this Agreement or pursuant hereto shall survive the date hereof.

     17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

     18. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto as follows:

     If to COMSAT:

          COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, Maryland 20817
          Attention: Paul A. Jones
                     Vice President, Human Resources
                     and Organization Development

          Telecopy: (301) 214-7134


     with a copy to:

          COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, Maryland 20817
          Attention: Warren Y. Zeger, Esq.
                     Vice President, General
                     Counsel and Secretary

          Telecopy: (301) 214-7128

     If to Crockett:

          Bruce L. Crockett
          906 Frome Lane
          McLean, Virginia 22102
          Telecopy: (703) 442-3831

     with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          1001 Pennsylvania Avenue, N.W.
          Washington, D.C. 20004
          Attention: Daniel E. Loeb, Esq.
          Telecopy: (202) 639-7003

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     20. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the conflict of laws principles thereof.

     21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

     22. INDEMNIFICATION. With respect to any liability in his capacity as an officer or director of COMSAT which arises out of any action or event occurring on or before July 19, 1996, Crockett shall be entitled to indemnification, and to coverage under COMSAT's liability insurance policy for directors and officers, to the same extent as other COMSAT directors and officers for that period. Crockett shall be entitled to indemnification as a COMSAT employee from July 20, 1996 to the Termination Date to the extent he is so entitled pursuant to COMSAT's Articles of Incorporation and By-Laws or under applicable law, PROVIDED that the parties hereto agree and acknowledge that this Agreement shall not operate or be construed in any way (a) to limit the Board's discretion with respect to indemnification under COMSAT's Articles of Incorporation and By-Laws or (b) as an admission by COMSAT that Crockett is entitled to any such indemnification under applicable law.

     23.  CONSENT TO JURISDICTION.

          (a) Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Maryland
State court or Federal court sitting in the State of Maryland and any appellate court from any court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of an such action or proceeding may be heard and determined in such Maryland State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other manner provided by law.

          (b)  Each  of  the  parties   hereto   hereby   irrevocably   and
unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Maryland State or Federal court. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of any inconvenient forum to th maintenance of such action or proceeding in any such court.

          (c) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 19 hereof. Notwithstanding the foregoing, each of the parties hereto shall have the right to serve process in any other manner permitted by law.

     24. SECURITY CLEARANCES. Crockett agrees to be debriefed by COMSAT regarding security clearances he held while employed at COMSAT and to execute such forms as may be required by the federal government with respect to such security clearances.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the day and year first above written.

                                COMSAT Corporation

                                By: /S/ PAUL A. JONES
                                    -------------------------------
                                    Paul A. Jones
                                    Vice President, Human Resources
                                    and Organization Development


                                    /S/ B. L. CROCKETT
                                    -------------------------------
                                    Bruce L. Crockett

                                                                Page 1 of 3

                                          Exhibit A to Settlement Agreement
                                          dated as of September 17, 1997

COMSAT CORPORATION INSURANCE
  AND RETIREMENT PLAN FOR EXECUTIVES                    29-Oct-97


                                                            EMPLOYMENT
EMPLOYEE NAME                SSN               EE#             DATE

BRUCE CROCKETT           ###-##-####          07404         09-02-80

                                               BASE        RETIREMENT
TERMINATION DATE        RETIREMENT DATE      EARNINGS         TYPE

04-29-97                  04/01/99          $425,000

                                             EMPLOYEE
SPOUSE NAME            SPOUSE BIRTHDATE      BIRTHDATE

                                             03-31-44

                                             INCENTIVE       DIV EQUIVS/       TOTAL
PERIOD COVERED           BASE SALARY        COMPENSATION        RSUs       COMPENSATION

1993                     $351,346.19        $240,000.00      $109,011.95   $700,358.14
1994                     $350,000.04        $400,000.00      $172,522.23   $922,522.27
1995                     $350,000.04        $350,000.00      $103,082.30   $803,082.34
1996                     $424,999.90        $160,000.00      $ 87,352.65   $672,352.55

                                                                TOTAL    $3,098,315.30

DIVIDED BY:                   4.0000                                       $774,578.83

                                            HIGHEST AVERAGE ANNUAL EARNINGS



NORMAL RETIREMENT BENEFIT CALCULATION (AGE 62 AND OLDER)

HIGHEST AVERAGE
ANNUAL EARNINGS                                              $774,578.83
     MULTIPLIED BY:                                70%       $542,205.18
     LESS:     COMSAT QUAL RET                                $34,031.00*
               SOCIAL SECURITY PIA                           ($17,592.00)
               OTHER RET BENEFITS                                  $0.00
               GOVT/MIL PENSIONS                                   $0.00

ANNUAL RETIREMENT BENEFIT:                                   $490,582.18

70% FOR CHAIRMAN/CEO; 65% FOR PRESIDENT; AND 60% FOR ALL OTHERS

* Crockett is entitled to this benefit, expressed as a single life annuity, pursuant to the provisions of the COMSAT Retirement Plan. Nothing in the prties' Settlement Agreement dated as of September 17, 1997 shall affect or limit Crockett's entitlement under the COMSAT Retirement Plan.


                                                                Page 2 of 3

                                          Exhibit A to Settlement Agreement
                                          dated as of September 17, 1997

EARLY RETIREMENT REDUCTION CALCULATION  AT AGE 55:
CALCULATION OF EARLY                                             YR             MO      DA
  RETIREMENT REDUCTION                  62ND BIRTHDATE                2005         15      31
  FACTOR:                               EARLY RET DATE                1999          4       1
                                        PERIOD BETWEEN ERD
NUMBER OF WHOLE MONTHS:         83        AND AGE 62                     6         11
MULTIPLIED BY .0025:        0.2075

NORMAL RETIREMENT BENEFIT:                      $490,582.18
MINUS REDUCTION:                               ($101,795.80)
ANNUAL EARLY RETIREMENT BENEFIT:                $388,786.38
VESTING PERCENTAGE:                                    100%
VESTED EARLY RETIREMENT BENEFIT:                $388,786.38



                                                                Page 3 of 3

                                          Exhibit A to Settlement Agreement
                                          dated as of September 17, 1997


TERMINATION REDUCTION:
CALCULATION OF                          NUMERATOR:               YR             MO      DA
  REDUCTION                             TERMINATION DATE              1996         16      29
  FACTOR:                               DATE OF HIRE                  1980          9       2
                                                                        16          7

                                        DENOMINATOR:             YR             MO      DA
                                        NORMAL RETIREMENT(AGE 65)     2008         15       1
                                        DATE OF HIRE                  1980          9       2
NUMERATOR:              199                                             28          6
DENOMINATOR:            342

NORMAL RETIREMENT BENEFIT:                      $388,786.38
MUTLIPLIED BY TERMINATION REDUCTION:            $226,223.65


                                          Exhibit B to Settlement Agreement
                                          dated as of September 17, 1997

Optionee Statement as of 08/21/1997

COMSAT Corporation

Bruce L. Crockett
906 Frome Lane
McLean, VA  22102


                                        Options        Options             Option         Date of        Options
Grant Date          Type                Granted        Outstanding         Price          Expiration     Vested
----------          ----                -------        -----------         ------         ----------     -------

01/15/1993          Non Qualified       248,040        171,500             $20,4856       01/15/2008     171,500 (current)
01/21/1994          Non Qualified       248,040        248,040             $22,2746       01/21/2004     248,040 (current)
01/20/1995          Non Qualified       161,226         80,613             $15,5721       01/20/2005                0 (current)
                                                                                                          80,613 on 01/20/1998
01/19/1996          Non Qualified       148,824        111,618             $14,5138       01/19/2006                0 (current)
                                                                                                          37,206 on 01/19/1998
                                                                                                          74,412 on 01/19/1999
                                        =======        =======                                           =======
                                        806,130        611,771                                           419,540
